Exhibit 99.1

                  news release


For Immediate Release

Contact: Mary Moster
                  Comdisco, Inc.
                  (847) 518-5147
                  mcmoster@comdisco.com


                     COMDISCO ANNOUNCES NICHOLAS K. PONTIKES
                     AS NEW CHIEF EXECUTIVE: SLEVIN RETIRES
              Appointment Consistent with Business Strategy to Grow
                          Comdisco as Services Company

ROSEMONT, IL., JANUARY 12, 1999 -- Comdisco, Inc. (NYSE: CDO) today reported that its Board of Directors has named Nicholas K. Pontikes as President and Chief Executive Officer. He succeeds Jack Slevin, 62, who has led Comdisco for the past five years, guiding the company through its transition to a technology services company.
         Pontikes, 34, has been a member of the board since 1993 and has been serving as president and chief operating officer. Slevin has retired as chief executive and resigns as chairman and a member of the board of directors. The position of chairman remains unfilled at this time.
         "I am stepping down at a time when both the board and I are confident about the strength of the company's business potential and leadership," said Slevin. "In Nick, Comdisco has a leader who knows the business and is well respected by the organization. Nick was the driving force behind our strategies to grow our services business. From the success we've demonstrated in building both the profitability and the scope of our services business, it is clear that Nick is in close touch with both customer needs and market opportunities."
         "I'd like to thank Jack for his contributions over the past twenty-four years in building Comdisco and helping to position the company for the future," said Pontikes. "As CEO, I will work with a highly motivated management team to continue our strategy of providing global solutions for our customers, increasing our technology services business and expanding our leasing portfolio into fast-growing technology areas. This group, which collectively owns about 33 percent of the company, has grown our communications portfolio to nearly $1 billion and built our electronics business from a start-up in 1992 to more than $1 billion today. They have also been instrumental in increasing pre-tax earnings from our services business from $10 million in 1993 to $71 million in 1998. We have a strong base, the right management team and great opportunities both in North America and abroad."
         Comdisco also reported that Alan Andreini, who left Comdisco as Executive Vice President in May 1997, has resigned from the Board of Directors.
         Comdisco (NYSE:CDO) is a technology services company and a leader in providing infrastructure management and optimization services, which are the underlying technological components and services necessary to deliver information and applications any time, any where, without delay or disruption. Comdisco provides the key elements of infrastructure management, including desktop management services, managed network services, business continuity services, financial management services, and the software tools to support these areas. Comdisco's revenue for the fiscal year ended September 30, 1998, were $3.2 billion. For general information on Comdisco, visit the company's Web site at http://www.comdisco.com.